                CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights", "Shareholder Services - Statements and Reports" and "General Information - Independent Auditors" and to the use of our reports on the Alliance Institutional Funds (comprising, respectively, the Alliance Premier Growth Institutional Fund, the Alliance Quasar Institutional Fund, the Alliance Real Estate Investment Institutional Fund and the Alliance Special Equity Institution Fund) dated December 12, 2000 and December 15, 2000, which are included in this Registration Statement (Form N-1A No. 333-37177 and 811-08403) of Alliance Institutional Funds.





ERNST & YOUNG LLP


New York, New York
February 22, 2001




























00250206.AP4